EXHIBIT 21



                                 LIST OF SUBSIDIARIES

        Dynamic Dental Systems, Inc., a Delaware corporation (100%)

        Equidyne Systems, Inc., a California corporation (100%)

        Rosch GmbH Medizintechnik, a German corporation (100%)